Harbin Electric Announces Approval for Listing on NASDAQ Global Market

HARBIN, China, January 26, 2007 /Xinhua-PRNewswire-FirstCall/ -- Harbin Electric, Inc. (OTC Bulletin Board: HRBN), announced today that its common stock has been approved for listing on the NASDAQ Stock Market. The Company expects to commence trading on the NASDAQ Global Market on Wednesday, January 31, 2007 under the ticker symbol "HRBN." Until that time, the Company’s shares will continue trading on the OTC Bulletin Board. The NASDAQ Global Market, formerly the NASDAQ National Market, includes approximately 1,450 companies.

"We are proud to meet the strict requirements for listing on the NASDAQ Global Market, which reflects the significant progress we have achieved in growing our business and delivering strong financial results," commented Tianfu Yang, Chairman and CEO of Harbin Electric Inc. “We believe that a listing on NASDAQ will increase our visibility, strengthen our shareholder base and enhance shareholder value.”

Mr. Yang continued, “2007 will be a year in which Harbin Electric penetrates new markets, develops new products, and continues to gain share within current customers while continuing our expansion into the international marketplace. Achieving a NASDAQ listing was a major goal for us during the first half of 2007 and we are excited to have accomplished this early in the year. I would like to express my appreciation to our Board of Directors, experienced management team and dedicated employees for this significant corporate achievement.”

About Harbin Electric, Inc.

Harbin Electric, Inc. designs, develops and manufactures linear motors and special electric motors. With proprietary technology and core patents, the Company builds a wide array of customized linear motors and other special motor for a variety of applications and industries. The Company currently designs and supplies its motor products and systems to numerous end users throughout the Chinese domestic market, as well as, to other industrial OEM customers overseas. Industry applications for linear motors include oilfield services, conveyor systems, factory automation, packaging equipment, as well as mass transportation systems. The Company is based in Harbin, China along with its wholly-owned subsidiaries. The Company has approximately 235 employees with approximately 200,000 square feet of state-of-the-art manufacturing space. For further information, please see our filings with the Securities and Exchange Commission (www.sec.gov).

About The NASDAQ Stock Market, Inc.

NASDAQ is the largest electronic screen-based equity securities market in the United States. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

Contact:

Barry L. Raeburn
EVP Finance & Corporate Development
Tel: 215-854-8104
info@HarbinElectric.com

Bill Zima/Ashley Ammon
Integrated Corporate Relations
Tel: 203-682-8200

Source: Harbin Electric, Inc.